As filed with the Securities and Exchange Commission on May 9, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

GENPACT LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	98-0533350
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

(Address of principal registered offices) (Zip Code)

Genpact Limited 2017 Omnibus Incentive Compensation Plan

(Full title of the Plan)

Victor F. Guaglianone, Esq.

Genpact LLC

1155 Avenue of the Americas, 4th Floor

New York, NY 10036

(Name and address of agent for service)

(646) 624-5913

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares, $0.01 par value per share	15,000,000	$25.12	$376,800,000	$43,672

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover any additional Common Shares attributable to these registered shares which become issuable under the Genpact Limited 2017 Omnibus Incentive Compensation Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of the outstanding Common Shares.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the registrant’s Common Shares as reported on the New York Stock Exchange on May 5, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on March 1, 2017 (including the registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 10, 2017, solely to the extent incorporated into the registrant’s Annual Report on Form 10-K);

(b) The registrant’s Current Reports on Form 8-K filed with the Commission on February 10, 2017 (solely with respect to the Current Report on Form 8-K including disclosure under items 8.01 and 9.01 concerning the registrant’s dividend program), March 10, 2017, March 21, 2017, March 28, 2017 and March 31, 2017; and

(c) The description of the registrant’s Common Shares contained in registrant’s Registration Statement on Form 8-A filed with the Commission on July 27, 2007 pursuant to Section 12(b) of the Exchange Act.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The bye-laws of the registrant provide for indemnification of the registrant’s officers and directors against all liabilities, loss, damage or expense incurred or suffered by such party as an officer or director of the registrant to the fullest extent authorized by the Companies Act 1981 of Bermuda (the “Companies Act”).

The Companies Act provides that a Bermuda company may indemnify its directors and officers in respect of any loss arising or liability attaching to them as a result of any negligence, default or breach of trust of which they may be guilty in relation to the company in question. However, the Companies Act also provides that any provision, whether contained in the company’s bye-laws or in a contract or arrangement between the company and the director or officer, indemnifying a director or officer against any liability which would attach to him or her in respect of his or her fraud or dishonesty will be void.

The registrant has entered into indemnification agreements with its directors. These agreements, among other things, provide that the registrant will indemnify, and advance expenses on behalf of, its directors to the fullest extent permitted by applicable law. The indemnification agreements also establish the procedures that will apply under the agreements in the event a director makes a claim for indemnification.

The directors and officers of the registrant are covered by directors’ and officers’ insurance policies maintained by the registrant.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings

1. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, in the State of California on this 9th day of May, 2017.

GENPACT LIMITED

By:	/s/ N.V. Tyagarajan

Name:	N.V. Tyagarajan

Title:	President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Genpact Limited hereby severally constitute and appoint Victor F. Guaglianone and Heather D. White, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Genpact Limited to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ N.V. Tyagarajan N.V. Tyagarajan	President, Chief Executive Officer and Director (Principal Executive Officer)	May 9, 2017

/s/ Edward J. Fitzpatrick Edward J. Fitzpatrick	Chief Financial Officer (Principal Financial and Accounting Officer)	May 9, 2017

/s/ Robert Scott Robert Scott	Director	May 9, 2017

/s/ Amit Chandra Amit Chandra	Director	May 9, 2017

/s/ Laura Conigliaro Laura Conigliaro	Director	May 9, 2017

/s/ David Humphrey David Humphrey	Director	May 9, 2017

/s/ Carol Lindstrom Carol Lindstrom	Director	May 9, 2017

/s/ James Madden James Madden	Director	May 9, 2017

/s/ Alex Mandl Alex Mandl	Director	May 9, 2017

/s/ CeCelia Morken CeCelia Morken	Director	May 9, 2017

/s/ Mark Nunnelly Mark Nunnelly	Director	May 9, 2017

/s/ Mark Verdi Mark Verdi	Director	May 9, 2017

EXHIBIT INDEX

Exhibit Number	Exhibit

5.1	Opinion of Appleby (Bermuda) Limited.

23.1	Consent of KPMG.

23.2	Consent of Appleby (Bermuda) Limited is contained in Exhibit 5.1.

24.1	Power of Attorney (included on the signature pages of this report).

99.1(1)	Genpact Limited 2017 Omnibus Incentive Compensation Plan.

(1)	Incorporated by reference to Exhibit 1 to the registrant’s Definitive Proxy Statement on Schedule 14A (File No. 001-33626) filed with the Commission on April 10, 2017.